Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

NEXXUS LIGHTING, INC.

Pursuant to Section 151 of the

Delaware General Corporation Law

Nexxus Lighting, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Corporation is authorized to fix by resolution the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Series B Convertible Preferred Stock of the Corporation and the number of shares constituting such preferred stock;

NOW, THEREFORE, BE IT RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its preferred stock, par value $0.001 per share, on the following terms and with the following designations, power, preferences and rights:

1. CERTAIN DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Affiliate” shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Board” shall mean the Board of Directors of the Corporation.

“Business Combination” shall mean (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation (or any Subsidiary) with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation (or any Subsidiary) of all or substantially all of its assets.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Common Stock” shall mean shares of common stock, par value $0.001, of the Corporation.

“Common Stock Authorization Amendment” shall mean an amendment to the Corporation’s Restated Certificate of Incorporation providing for the increase in the authorized shares of Common Stock from 40,000,000 shares to 120,000,000.

“Common Stock Event” shall mean at any time after the date of the original issuance of shares of Series B Preferred Stock, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

“Conversion Date” has the meaning set forth in Section 7 hereof.

“Conversion Price” has the meaning set forth in Section 7 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Fair Market Value” shall mean an amount equal to the per share closing price of the Common Stock on the NASDAQ (or if the Common Stock is not then traded on the NASDAQ, on a similar national securities exchange or national quotation system) for the relevant determination date or, if the relevant determination date is not a Trading Day, on the Trading Day immediately prior to the relevant determination date (as reported on the website of the NASDAQ, or, if not reported thereby, any other authoritative source).

“Liquidation Preference” has the meaning set forth in Section 5 hereof.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Parity Securities” has the meaning set forth in Section 3 hereof.

“Person” shall mean an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Rights or Options” shall mean Convertible Securities, warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

“Senior Securities” has the meaning set forth in Section 3 hereof.

“Series B Stated Value” shall mean, with respect to each share of Series B Preferred Stock, Ten Dollars ($10.00), which Series B Stated Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series B Preferred Stock.

“Subsidiary” of a Person shall mean (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

“Trading Day” shall mean a day on which the NASDAQ, or if the Corporation’s shares of Common Stock cease to be quoted on the NASDAQ, the principal national securities exchange on which the Corporation’s securities are listed, is open for trading, and only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

2. NUMBER OF SHARES AND DESIGNATION. One Million (1,000,000) shares of preferred stock of the Corporation shall constitute a series of preferred stock, par value $0.001 per share, of the Corporation designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate.

3. RANK. The Series B Preferred Stock shall, with respect to payment of dividends and rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (i) except to the extent otherwise provided herein rank on a parity with the Common Stock (the “Parity Securities”), and (ii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms ranks senior to the Series B Preferred Stock as to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Parity Securities or Senior Securities, as the case may be.

4. DIVIDENDS.

(a) Holders of shares of Series B Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, securities, evidences of indebtedness, assets or otherwise, of the Corporation, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing)) on the shares of Common Stock as if immediately prior to each record date for the payment of dividends to the holders of shares of Common Stock, the shares of Series B Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 7 below, but without regard to the limitations on conversion set forth in the third sentence of Section 7(b)(iii) below). Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series B Preferred Stock as they appear on the stock records of the Corporation at the close of business on the applicable record date, which shall be not more than sixty (60) days nor less than ten (10) days preceding the related dividend or distribution payment date, as shall be fixed by the Board.

(b) If there shall be any dividend or distribution, in which holders of Series B Preferred Stock shall be entitled to participate pursuant to this Certificate, which is in the form of Common Stock or rights, options or warrants to subscribe for or acquire Common Stock, then such dividend or distribution shall instead be made to such holder in the form of Series B Preferred Stock (with the number of shares of Series B Preferred Stock issuable in such dividend or distribution being equal to the number of shares of Series B Preferred Stock that would be convertible under Section 7 (but without regard to the limitations on conversion set forth in the third sentence of Section 7(b)(iii) below) into the number of shares of Common Stock that such holder would have received in such dividend or distribution, and, in the case of any such dividend or distribution that is in the form of rights, options or warrants to subscribe for or acquire Common Stock, a number of rights, options or warrants to subscribe for or acquire shares of Series B Preferred Stock (with (i) such number of shares of Series B Preferred Stock being equal to the number of shares of Series B Preferred Stock that would be convertible under Section 7 (but without regard to the limitations on conversion set forth in the third sentence of Section 7(b)(iii) below) into the number of shares of Common Stock that such rights, options or warrants would have covered had such rights, options or warrants been to subscribe for or acquire Common Stock and (ii) such other terms of the rights, options or warrants (including exercise price and other terms) being such that such rights, option or warrants have equivalent economic and other terms as the rights, options or warrants to subscribe for or acquire Common Stock).

5. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall, with respect to each share of Series B Preferred Stock, be entitled to be paid in redemption of such share out of the assets of the Corporation available for distribution to its stockholders a liquidation preference equal to $10.00 per share of Series B Preferred Stock, before any distribution is made to holders of shares of Common Stock (the “Liquidation Preference”). Neither a consolidation, merger, share exchange or similar transaction involving the Corporation and any other entity, nor a sale or transfer of all or any part of the Corporation’s assets for cash, securities or other property, shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

6. VOTING RIGHTS.

(a) Election of Directors. For so long as the outstanding shares of Series B Preferred Stock, on an as-converted basis, represent the percentage (the “Series B Preferred Stock Percentage”) of the outstanding shares of Common Stock set forth below, after giving effect to the conversion into Common Stock of all outstanding shares of Series B Preferred Stock, the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect the number of directors of the Corporation (the “Series B Directors”) opposite such percentage.

Series B Preferred Stock Percentage	Series B Director(s)

Fifty percent (50%) or more	4

Thirty percent (30%) or more, but less than fifty percent (50%)	3

Twenty percent (20%) or more, but less than thirty percent (30%)	2

Five percent (5%) or more, but less than twenty percent (20%)	1

In the event that the size of the board of directors is increased in accordance with Section 6(b)(iii) below, the Corporation and the holders of record of the shares of Series B Preferred Stock shall adjust the Series B Preferred Stock Percentages and the corresponding number of Series B Directors as such parties shall determine to be appropriate. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series B Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 6(a), then any directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of record of the shares of Series B Preferred Stock, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series B Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 6(a), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 6(a).

(b) Protective Provisions. Except as otherwise provided herein or as required by applicable law, the holders of Series B Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For purposes of this Section 6, the holders of Series B Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the by-laws of the Corporation. As to any matter on which the holders of Series B Preferred Stock shall be entitled to vote in accordance with the first sentence of this Section 6(b), each holder of Series B Preferred Stock shall have a number of votes per share of Series B Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 7 hereof but without regard to the limitations on conversion set forth in the third sentence of Section 7(b)(iii) below.

As long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of at least a majority of the then outstanding shares of Series B Preferred Stock, directly or indirectly, take (and shall not permit any Subsidiary to take) any of the following actions or agree to take any of the following actions:

(i) amend, alter or repeal any of the provisions of the Corporation’s Restated Certificate of Incorporation or Bylaws or this Certificate of Designations, Preferences and Rights, or in any way change the preferences, privileges, rights or powers with respect to the Series B Preferred Stock or reclassify any class of stock, including, without limitation, by way of merger or consolidation;

(ii) authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock), (B) rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or (C) any debt security which by its terms is convertible into or exchangeable for any capital stock or has any other equity feature or any security that is a combination of debt and equity, which capital stock, in each case, is senior to or pari passu with the Series B Preferred Stock;

(iii) increase the size of the board of directors to greater than seven (7) members;

(iv) increase or decrease the number of authorized shares of any class of capital stock of the Corporation;

(v) agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of Series B Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the Series B Preferred Stock;

(vi) directly or indirectly declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Corporation, or other property) on shares of capital stock of the Corporation, or redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or analogous fund for the redemption, purchase or acquisition of any shares of capital stock of the Corporation (except with respect to the repurchase of shares of Common Stock held by employees, officers or directors of the Corporation, which has been approved by the Board);

(vii) consummate (A) a Business Combination which results in the stockholders of the Corporation (or any Subsidiary) owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity; (B) the issuance and/or sale by the Corporation (or any Subsidiary) in one or a series of related transactions of shares of its common stock (or securities convertible or exchangeable into or exercisable for shares of its common stock) constituting a majority of the shares of common stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of common stock as having been fully converted, exchanged and exercised); and (C) any other form of acquisition or business combination where the Corporation (or any Subsidiary) is the target of such acquisition and where a change in control occurs such that the Person(s) seeking to acquire the Corporation (or any Subsidiary) has the power to elect a majority of its board of directors as a result of the transaction (each such event an “Acquisition”) or enter into an agreement with respect to an Acquisition;

(viii) materially change the nature or scope of the business of the Corporation(or any Subsidiary);

(ix) consummate or agree to make any sale, transfer, assignment, pledge, lease, license or similar transaction by which the Corporation (or any Subsidiary) grants on an exclusive basis any rights to any of the Corporation’s (or any Subsidiary’s) intellectual property;

(x) create, incur, assume or suffer to exist, any lien, charge or other encumbrance on any of its (or any Subsidiary’s) properties or assets, other than liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue;

(xi) approve the annual budget of the Corporation and/or any Subsidiary or any changes thereto;

(xii) incur any indebtedness for borrowed money (whether directly or indirectly through an Affiliate or otherwise) in excess of twenty-five thousand dollars ($25,000) in one or a series of related transactions other than trade payables incurred in the ordinary course of business or indebtedness provided for in and consistent with the approved current annual budget;

(xiii) increase the compensation or benefits payable or to become payable to its directors or executive officers other than pursuant to the terms of any agreement as in effect prior to the date hereof;

(xiv) make any loans to its directors, officers or shareholders;

(xv) assume, endorse or become liable for or guaranty the obligations of any Person; or

(xvi) cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business.

As to any of the matters set forth in clauses (i) - (xvi) above, each holder of Series B Preferred Stock shall have one vote for each share of Series B Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders.

7. OPTIONAL CONVERSION.

(a) Conversion upon Transfer. Subject to the terms and conditions of this Section 7 (including without limitation Section 7(b)(iii)), the holder of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (i) multiplying the number of shares of Series B Preferred Stock to be converted by the

Series B Stated Value; and (ii) dividing the result obtained pursuant to clause (i) above by the Series B Conversion Price then in effect. The date of such conversion (the “Conversion Date”) shall be the date that such holder delivers written notice to the transfer agent for the Series B Preferred Stock (or at the principal offices of the Corporation if the Corporation serves as its own transfer agent), that such holder elects to convert such number of shares as is set forth in such notice. The “Series B Conversion Price” shall initially be Thirteen Cents ($0.13), and shall be subject to adjustment as described in Section 7(c) hereof.

(b) Mechanics of Conversion.

(i) On the Conversion Date: (A) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (B) the shares of Series B Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(ii) Holders of shares of Series B Preferred Stock at the close of business on the record date for any payment of a dividend in which shares of Series B Preferred Stock are to participate pursuant to Section 4 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Series B Preferred Stock on a dividend payment record date whose shares of Series B Preferred Stock have been converted pursuant to Section 7(a) into shares of Common Stock on such dividend payment date will receive the dividend payable by the Corporation on such shares of Series B Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon conversion of shares of Series B Preferred Stock pursuant to Section 7(a).

(iii) From the date of this Certificate and until the filing of the Common Stock Authorization Amendment with the Secretary of State of the State of Delaware in accordance with the Investment Agreement, the Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series B Preferred Stock, Nineteen Million Three Hundred Seventy Seven Thousand Eighty Six (19,377,086) of its authorized but unissued shares of Common Stock (as appropriately adjusted for any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization occurring after the date hereof). From and after the filing of the Common Stock Authorization Amendment with the Secretary of State of the State of Delaware in accordance with the Investment Agreement, the Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series B Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock (as if all shares of Series B Preferred Stock are so convertible). From the date of this Certificate and until the filing of the Common Stock Authorization Amendment with the Secretary of State of the State of Delaware in accordance with the Investment Agreement, the holder of any share or shares of Series B Preferred Stock shall be entitled to convert, in the aggregate, only such number of shares of Series B Preferred Stock as shall be convertible into Nineteen Million Three Hundred Seventy Seven Thousand Eighty Six (19,377,086) of its authorized but unissued shares of Common Stock (as appropriately adjusted for any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization occurring after the date hereof). The foregoing limitation shall not apply from and after the filing of the Common Stock Authorization Amendment with the Secretary of State of the State of Delaware in accordance with the Investment Agreement. The Corporation will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series B Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Corporation will take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series B Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

(iv) Issuances of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holder of shares of Series B Preferred Stock or any of its transferees for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

(v) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Value per share of Common Stock on the applicable Conversion Date.

(vi) The Corporation shall procure that each share of Common Stock issued as a result of conversion of Series B Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

(c) Adjustments to Conversion Price. From and after the date of this Certificate, the Conversion Price shall be adjusted from time to time as follows:

(i) Common Stock Event. Upon the occurrence of a Common Stock Event, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

(ii) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the date of the original issuance of shares of Series B Preferred Stock, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event then, in each such event, provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

(iii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date of the original issuance of shares of Series B Preferred Stock, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a Business Combination covered by Sections 7(c)(i) or 7(c)(iv) hereof), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to receive the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted (but without regard to the limitations on conversion set forth in the third sentence of Section 7(b)(iii) above) immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(iv) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by Section 7(c)(iii) hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series B Preferred Stock then outstanding shall have the right to convert into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series B Preferred Stock would have been convertible at the conversion rate described under this Section 7 immediately prior to the Business Combination or reclassification (but without regard to the limitations on conversion set forth in the third sentence of Section 7(b)(iii) above).

(d) Anti-Dilution Protection.

(i) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the shares of any Series B Preferred Stock is convertible shall be made with respect to such series, by adjustment in the applicable Conversion Price thereof, or by reason of issuance or deemed issuance of Additional Shares of Common Stock (as defined in Section 7(d)(iii)(A)): (A) unless the Effective Price of such Additional Shares (determined pursuant to Section 7(d)(iii)(E)) is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, or (B) if, prior to such issuance, the Corporation receives written consent from the holders of at least a majority of the then outstanding shares of such series agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(ii) Adjustment Formula. If at any time or from time to time after the date of the original issuance of shares of Series B Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 7(d) to have issued or sold, Additional Shares of Common Stock, other than a Common Stock Event as provided in Section 7(c)(i), a dividend or distribution as provided in Section 7(c)(ii), a recapitalization, reclassification or other change as provided in Section 7(c)(iii), or a reorganization, merger or consolidation as provided in Section 7(c)(iv), for an Effective Price that is less than the Conversion Price in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price shall be reduced, as of the close of business on the date of such issue or sale to the price obtained by multiplying such Conversion Price by a fraction:

(A) The numerator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding (as defined in Section 7(d)(iii)(C)) immediately prior to such issue or sale of Additional Shares of Common Stock plus (2) the quotient obtained by dividing: (x) the Aggregate Consideration Received (as defined in Section 7(d)(iii)(B)) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by (y) the Conversion Price in effect immediately prior to such issue or sale; and

(B) The denominator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (2) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(iii) Certain Definitions. For the purpose of making any adjustment required under this Section 7(d):

(A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

(1) shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Series B Preferred Stock or as a dividend or distribution on the Series B Preferred Stock;

(2) any shares of Common Stock, or Rights or Options (as defined in clause (F) granted or issued hereafter to employees, officers or directors of, or contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;

(3) any shares of the Corporation’s Common Stock or Preferred Stock, or Rights or Options issued, or issuable to parties that are (i) strategic partners investing in connection with a commercial relationship with the Corporation or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board;

(4) shares of Common Stock or Preferred Stock issued

pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;

(5) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Corporation outstanding as of the date of filing of this Certificate of Designations, Preferences and Rights and any securities issuable upon the conversion thereof;

(6) any shares of Common Stock or Preferred Stock, or Rights or Options, issued or issuable hereafter that are (i) approved by the Board, and (ii) approved by the vote or written consent of the holders of a majority of the Series B Preferred Stock, as being excluded from the definition of “Additional Shares of Common Stock” under this Section 7(d)(iii)(A).

(B) The “Aggregate Consideration Received” by the Corporation for any issue or sale, or deemed issue or sale, of securities shall (1) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (3) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(C) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (1) all shares of Common Stock of the Corporation that are issued and outstanding at the time in question, plus (2) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are issued and outstanding and may be converted at the time in question, plus (3) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding and may be exercised at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities.

(D) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(E) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold under this Section 7(d), by the Corporation into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 7(d), for the issue of such Additional Shares of Common Stock; and

(F) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(iv) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of Series B Preferred Stock required under this Section 7(d), if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for Series B Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(A) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(B) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated upon the occurrence or non-occurrence of such specified events using the figure to which such minimum amount of consideration is reduced; and

(C) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Preferred Stock.

(e) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Sections 7(c)(i), 7(c)(ii), 7(c)(iii), 7(c)(iv) or 7(d) hereof shall occur.

(f) Rounding of Calculations; Minimum Adjustments. All calculations under Section 7(c) or Section 7(d) shall be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 7(f) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(g) Adjustment for Unspecified Actions. If the Corporation takes any action affecting the Common Stock, other than an action described in Section 7(c) or Section 7(d), which in the opinion of the Board would materially adversely affect the conversion rights of the holders of shares of Series B Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner and at such time, as the Board may determine in good faith to be equitable in the circumstances.

(h) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 7(c) or Section 7(d), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series B Preferred Stock at the address appearing in the Corporation’s records.

(i) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 7(c) or Section 7(d) or in Section 4 or Section 5 hereof, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to the holders of shares of Series B Preferred Stock, in the manner set forth in Section 7(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series B Preferred Stock. All notices to the Corporation permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Series B Preferred Stock at their addresses appearing on the books of the Corporation.

8. AMENDMENT. This Certificate of Designations, Preferences and Rights may only be amended with the prior written consent of at least a majority of the then outstanding shares of Series B Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on this 21st day of September, 2012.

NEXXUS LIGHTING, INC.

By:	/s/ Michael A. Bauer
Michael A. Bauer, President

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